UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

The London Pacific Group 1990 Employee Share Option Trust
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   (Last)                           (First)             (Middle)

Whiteley Chambers, Don Street
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                                    (Street)

St Helier, Jersey                   Channel Islands
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

London Pacific Group Limited (OTC Bulletin Board ADR symbol: LDPGY.PK)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

December 03, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)

March, 2000
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |x|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Obligation   0.43    12/02/02          H              126,250 06/11/03 06/10/12 Ordinary  126,250         542,500   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.43    12/02/02          H              126,250 06/11/04 06/10/12 Ordinary  126,250         542,500   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.43    12/02/02          H              126,250 06/11/05 06/10/12 Ordinary  126,250         542,500   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.43    12/02/02          H              126,250 06/11/06 06/10/12 Ordinary  126,250         542,500   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   3.69    12/02/02          H              2,500   10/01/00 10/02/03 Ordinary  2,500           5,000     D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   3.35    12/02/02          H              2,000   03/31/00 03/31/05 Ordinary  2,000           53,500    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   3.35    12/02/02          H              2,000   04/01/00 03/31/05 Ordinary  2,000           58,250    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   3.35    12/02/02          H              2,000   04/01/01 03/31/05 Ordinary  2,000           59,250    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   3.35    12/02/02          H              2,000   04/01/02 03/31/05 Ordinary  2,000           59,250    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   19.19   12/02/02          H              1,250   08/25/01 08/24/10 Ordinary  1,250           34,000    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   19.19   12/02/02          H              1,250   08/25/02 08/24/10 Ordinary  1,250           34,000    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   19.19   12/02/02          H              1,250   08/25/03 08/24/10 Ordinary  1,250           34,000    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   19.19   12/02/02          H              1,250   08/25/04 08/24/10 Ordinary  1,250           34,000    D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.11    12/03/02 12/03/02 A         332,594      12/03/03 12/02/12 Ordinary  332,594         332,594   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.11    12/03/02 12/03/02 A         332,594      12/03/04 12/02/12 Ordinary  332,594         332,594   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.11    12/03/02 12/03/02 A         332,594      12/03/05 12/02/12 Ordinary  332,594         332,594   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Obligation   0.11    12/03/02 12/03/02 A         332,593      12/03/06 12/02/12 Ordinary  332,593         332,593   D
to Sell                                                                         Shares
Ordinary                                                                        of 5 cents
Shares of 5                                                                     each
cents each
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Explanation of Responses:

  /s/ Ronald W. Green
      -------------
      Ronald W. Green
      Trustee                                              December 04, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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